As filed with the Securities and Exchange Commission on February 20, 2013

Registration No. 333-170502

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROBBINS & MYERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	3561	31-4242200
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10586 Highway 75 North

Willis, Texas 77378

936-890-1064

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Linn S. Harson, Esq.

Thompson Hine LLP

10050 Innovation Drive

Suite 400

Dayton, Ohio 45342-4934

(937) 443-6842

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

a non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DE-REGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) is an amendment to the Registration Statement on Form S-4 (the “Registration Statement”) filed by Robbins & Myers, Inc. (the “Company”) on November 10, 2010, as amended by Amendment No. 1 filed on November 29, 2010 and by Post-Effective Amendment No.1 on Form S-8 to Form S-4 (“Post-Effective Amendment No. 1”) filed on January 10, 2011. Post-Effective Amendment No. 1 related to Common Shares, without par value (“Common Shares”), of the Company issuable upon the exercise of outstanding options granted pursuant to the terms of the T-3 Energy Services, Inc. 2002 Stock Incentive Plan (As Amended and Restated Effective June 14, 2010).

This Amendment is being filed to de-register all Common Shares of the Company which were previously registered on the Registration Statement (including the Common Shares described in Post-Effective Amendment No. 1) and which have not been sold or otherwise issued as of the date of filing this Amendment.

On February 20, 2013, pursuant to an Agreement and Plan of Merger, dated as of August 8, 2012, by and among National Oilwell Varco, Inc. (“NOV”), Raven Process Corp., a wholly-owned subsidiary of NOV (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of NOV (the “Merger”). In the Merger, each outstanding Common Share of the Company (other than shares owned by NOV, Merger Sub, the Company, or any of their respective subsidiaries) was cancelled and converted into the right to receive $60.00 per share in cash without interest.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to Form S-4 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 20, 2013.

ROBBINS & MYERS, INC.

By:	/s/ DWIGHT W. RETTIG
Dwight W. Rettig,
Executive Vice President and General Counsel

728638.2